UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 20, 2013 (February 14, 2013)

SHOSHONE SILVER/GOLD MINING COMPANY
(Exact name of registrant as specified in its charter)

IDAHO
(State or other jurisdiction of incorporation)

000-31184
(Commission File No.)

5968 N. Government Way #305
Coeur d'Alene, Idaho 83815
(Address of principal executive offices and Zip Code)

(843) 715-9504
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 14, 2013, we executed a Lease Agreement (the "Lease”) with Magenta Mountain Mining Corp (“MMM”), a subsidiary corporation of Black Mountain Resources Limited (“BMZ”).  BMZ is an Australian company listed for trading on the Australian Securities Exchange.  MMM is an Idaho corporation and is not listed for trading anywhere.  Under the Lease, we granted MMM the right to lease, for a 15-year period, our District Mill (“the Mill”).

In July 2012, we executed an Option to Lease contract with BMZ wherein BMZ made a nonrefundable cash payment of $550,000 to us in return for the right to conduct due diligence on our Lakeview District  properties. The Option to Lease was reported in a Form 8-K/A filed July 10, 2012.

By executing the Lease, MMM represented to us that it obligated its parent company (BMZ) to issue a total of 11,000,000 shares of its common stock to us.  BMZ, however, was not a party to the Lease.  MMM will pay us a net $10 per ton milling charge for each ton of ore processed, apart from ore mined from the Mineral Properties.  For every year after the first ten years of the Lease, MMM will make minimum toll payments to us of $250,000 per year.

Under the Lease, MMM will be responsible for all maintenance on and capital improvements to the Mill.  MMM will advance the costs of site clean-up and repair to a tailings dam and will offset these costs against toll milling fees payable to Shoshone. Upon termination of the Lease, any capital improvements made become our property.

The Lease also grants to MMM a preemptive right and right of first refusal to acquire our other interests in our mining claims located in the Lakeview Mining District and the Coeur d’Alene Mining District of Idaho.

The Lease may be extended beyond its primary term for two successive 15-year periods.

Additionally under the terms of the agreement the Company sold to MMM six patented mining claims located in the Lakeview Mining District. These are the West Chloride, East Chloride, Eagle Town, Iron Dollar, Jim Blaine, and Black Jack claims.

John Ryan our vice president, chief financial officer, and a member of our board of directors is also chief executive officer of BMZ.   Mr. Ryan executed the Lease on our behalf.  Mr. Ryan's position with BMZ and us creates a conflict of interest.  Mr. Ryan did not participate in the discussion or negotiation of the terms of the lease and sale agreement in accordance with guidance under Idaho Statute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 20th day of February, 2013.

SHOSHONE SILVER/GOLD MINING COMPANY

BY:	JOHN RYAN
John Ryan
Chief Financial Officer